EXHIBIT 99.1

Senesco Provides Summary of SNS01-T Progress in Phase 1b/2a Trial

Interim Results presented at ASH

BRIDGEWATER, N.J. (December 10th, 2012) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTC QB: SNTI) reported today that interim results from the on-going Phase 1b/2a study were presented yesterday by Dr. John Lust, the PI at Mayo Clinic, Rochester, MN at the 54th American Society of Hematology (ASH) Annual Meeting and Exposition in Atlanta, Georgia. As previously disclosed, cohort 1 was completed in August, 2012 and currently two of the planned three patients in cohort 2 have completed dosing. No drug-related serious adverse events or disease limiting toxicities have been recorded to date.

In multiple myeloma, normal plasma cells have transformed into malignant myeloma cells that accumulate in the bone marrow, where they produce large quantities of a protein called monoclonal (M) protein that is released into the blood stream. A high level of M-protein in the blood is an important characteristic of multiple myeloma. Progressively increasing M-protein levels is a marker of worsening disease and a reduction in M-protein is an indicator of a tumor response. Normally plasma cells account for approximately 5% of the cells in the bone marrow. In multiple myeloma, plasma cell content of the bone marrow typically exceeds 10%. Reductions in the percent of plasma cells in the bone marrow are representative of the partial elimination of tumor cells and provide an estimate of drug-induced apoptosis (death) of myeloma cells.

Blood levels of M-protein were measured using serum protein electrophoresis. For patients 41-002 and 42-002 in cohort 1, serum levels of monoclonal (M) protein remained within 25% of the baseline values (3.6, 3.0 g/dL respectively) at weeks 3 (3.9, 2.8 g/dL) and 6 (4.2, 2.8 g/dL), stable disease. For patient 42-002 M-protein stayed within 25% of baseline at week 10 (3.2 g/dL), i.e., 4 weeks after the end of treatment. M-protein levels for patient 43-001 increased from baseline to week 3 by 26% and from baseline to week 6 by 30%. Bone marrow plasma cells were measured by morphologic assessment of bone marrow samples at baseline and the end of treatment. Indicative of the partial disappearance of cancer cells, the plasma cell levels for patients 41-002 and 42-002 declined from 70% to 50% (a 29% reduction), and from 50% to 15% (a 70% reduction) respectively. Plasma cell levels for patient 43-001 increased from 70% at baseline to 97% at end of treatment.

“We are pleased that two patients have completed dosing in group 2 in the study, stated Leslie J. Browne, Ph.D., President and Chief Executive Officer of Senesco. “After patient three is finished early in 2013 and if the Data Review Committee gives the go ahead, we expect to increase the treatment dose to 0.2 mg/kg in group 3, a fourfold increase over cohort 2.”

In cohort 2, one multiple myeloma patient and one diffuse large B-cell lymphoma patient have completed 6 weeks of dosing. For the multiple myeloma patient, serum levels of M-protein remained within 25% of the baseline value (1.5 g/dL) at weeks 3 (1.2 g/dL) and 6 (1.2 g/dL). The plasma cell level in this patient declined from 95% to 90%. Tumor response in the DLBCL patient will be assessed by tumor imaging and is not yet completed.

The study is an open-label, multiple-dose, dose-escalation study, which will evaluate the safety and tolerability of SNS01-T when administered by intravenous infusion to approximately 15 relapsed or refractory multiple myeloma, mantle cell (MCL) or diffuse large B-cell lymphoma (DLBCL) patients. While the primary objective of this study is to evaluate safety and tolerability, the effect of SNS01-T on tumor response and time to relapse or progression will be assessed using multiple well-established metrics including measurement of monoclonal protein in multiple myeloma and CT imaging in MCL and DLBCL .

In the study, patients are dosed twice-weekly for 6 weeks followed by an observation period. The first group of patients received 0.0125 mg/kg per dose by intravenous infusion. The second group is now receiving 0.05 mg/kg and the planned dose levels for the third and fourth groups are 0.2 and 0.375 mg/kg, respectively. The top dose planned is 30 fold higher than the starting dose in cohort 1.

About SNS01-T

SNS01-T is a novel approach to cancer therapy that is designed to selectively trigger apoptosis in B-cell cancers such as multiple myeloma, and, mantle cell and diffuse large B-cell lymphomas. Senesco is the sponsor of the Phase 1b/2a study that is actively enrolling patients at Mayo Clinic in Rochester, MN, the University of Arkansas for Medical Sciences in Little Rock, the Mary Babb Randolph Cancer Center in Morgantown, WV, and the John Theurer Cancer Center at Hackensack University Medical Center in Hackensack, NJ. http://www.clinicaltrials.gov/ct2/show/NCT01435720?term=SNS01-T&rank=1

About Multiple Myeloma

Multiple myeloma is an incurable cancer of plasma cells, a type of white blood cell derived from B-lymphocytes, normally responsible for the production of antibodies, in which abnormal cells accumulate in the bone marrow leading to bone lesions and interfering with the production of normal blood cells. Senesco was previously granted orphan drug status for SNS01-T, the Company’s lead drug candidate for treatment of multiple myeloma.

About Mantle Cell Lymphoma

Mantle cell lymphoma (MCL) is a form of non-Hodgkin’s lymphoma (NHL), constituting roughly 6 percent of all NHL cases in the United States with a prevalence of approximately 30,000 cases. It is considered an aggressive form of B-cell lymphoma. SNS01-T was granted orphan drug status for treatment of MCL.

About Diffuse Large B-cell Lymphoma

Diffuse large B-cell lymphoma (DLBCL) is a fast growing form that is the commonest of non-Hodgkin’s lymphoma (NHL) accounting for 30 percent of new cases every year. There are approximately 120,000 cases of DLBCL in the US. SNS01-T was granted orphan drug status for treatment of DLBCL.

About Senesco Technologies, Inc.

Senesco, a leader in eIF5A technology, is sponsoring a clinical study to evaluate its lead therapeutic candidate SNS01-T in multiple myeloma, diffuse large B-cell lymphoma and mantle cell lymphoma. SNS01-T targets B-cell cancers and selectively induces apoptosis by modulating eukaryotic translation initiation factor 5A (eIF5A), which is believed to be an important regulator of cell growth and cell death. Accelerating apoptosis may have applications in treating cancer, while delaying apoptosis may have applications in treating certain inflammatory and ischemic diseases. Senesco has already partnered with leading-edge companies engaged in agricultural biotechnology and biofuels development, and is entitled to earn research and development milestones and royalties if its gene-regulating platform technology is incorporated into its partners’ commercialized products.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"), as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:
Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393	info@senesco.com